Exhibit 99.1

NEWS RELEASE	May 30, 2012
OTC: QB WSHE	For Immediate Release

E-DEBIT GLOBAL CORPORATION ANNOUNCES RIGHT OF CONVERSION
CLASS “A” COMMON STOCK TO SERIES “A” PREFERRED STOCK

Calgary, Alberta – E-Debit Global Corporation (“E-Debit”/”the Company”) announces the Company Directors having conducted an extensive review of the ongoing viability of the Corporations listing as a public company on the QBX:BB under trading symbol “WSHE” and the limited liquidity and acceptance of the Corporations Class “A” Common Stock by Canadian and US brokerage firms the right of holders of E-Debit Global Corporation Common Stock for an initial period of six months commencing the 1st day of June 2012 and ending on the 30th day of November 2012 the right to convert their Common Stock to Series “A” Preferred Shares of the Corporation.

Overview

The Board of Directors has approved and resolved that the Corporation’s Series “A” Preferred Shares have the following conditions and rights attached:

(a)
Upon any sale, liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Corporation’s Series “A” Preferred Stock, the holders of the Series “A” Preferred Stock shall be entitled to be paid out of the assets of the Corporation any dividends declared by the Board of Directors, in the form of stock, cash or otherwise, shall be distributed to the Corporation’s shareholders as follows: (a) ninety-five percent (95%) of such dividend shall be distributed to the holders of the Series “A” Preferred Shares on a pro rata basis; and (b) the remaining five (5%) shall be equally distributed to any holder of the Corporations Stock including Series “A” Preferred shareholders, on a pro rata basis.

(b)
In the case of a sale of any of the Corporation's business operations or in the event of a wind up or a liquidation of the Corporation's assets, the remaining cash to be distributed to the shareholders shall be distributed on the same basis as described in paragraph (a) above.

(c)
The Board of Directors will determine the amount of proceeds to be distributed from the sale of any of the Company's assets and will determine whether any dividend will be issued by the Corporation.  The Board of Directors will determine the date that such dividend or distribution will be paid.

(d)
During the period commencing on June 1, 2012 and concluding on November 30, 2012, each holder of shares of common stock shall have the right to surrender their shares of common stock in exchange for shares of preferred stock on a basis of 1:1. Each shareholder shall exercise this right by delivering to the Corporation or the Corporation’s transfer agent the certificates representing such shareholder’s shares of common stock, duly endorsed with appropriate signature guarantees affixed thereto, on or before the date determined above in this subsection (d).

(e)	Each share of Series “A” Preferred stock shall have voting rights of twenty votes per share for any election or other vote placed before the shareholders of the Company.

(f)	Upon conversion the Board of Directors shall exercise the right to vote the preferred shares at any duly called meeting of the shareholders in the same manner as previously issued preferred shares.

(g)
Series “A” Preferred Stock are anti-dilutive to reverse splits in relation to the voting rights of the Corporation’s  Series “A” Preferred Stock, and therefore in the case of a reverse split, the voting rights of the Series “A” Preferred Stock after the reverse split shall be equal to the ratio established prior to the reverse split. The voting rights of Series “A” Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

(h)	Excepting for Section (g) above, a consolidation or split of one class of the Corporation’s stock the Board of Directors shall determine the effect on any other class of shares.

(i)
Upon conversion of a common share to a preferred share, the preferred shareholder will have the right to convert such preferred share to share of common stock upon delivery of 21 days written notice to the Corporation, at the closing trading price on the date that notice is given for the conversion per share payable to the Corporation.

(j)
Upon receipt of notice of the request to convert from preferred share to common stock, share certificates will be issued with the following share trading restrictions.  1/3 of the total shares to be converted will be restricted from trading for a period of 1 months from the date of conversion; 1/3 of the total shares to be converted will be restricted from trading for a period of 3 months from the date of conversion; and 1/3 of the total shares to be converted will be restricted from trading for a period of 6 months from the date of conversion.

Time Line

The Board of Directors has authorized the holders of its Common Stock the right to convert convert their Common Stock to Series “A” Preferred Shares of the Corporation commencing the 1st of June 2012 and ending on the 30th of November 2012

About E-Debit Global Corporation
E-Debit Global Corporation (WSHE) is a financial holding company in Canada at the forefront of debit, credit and online computer banking.  Currently, the Company has established a strong presence in the privately owned Canadian banking sector including Automated Banking Machines (ABM), Point of Sale Machines (POS), Online Computer Banking (OCB) and E-Commerce Transaction security and payment.  E-Debit maintains and services a national ABM network across Canada and is a full participating member of the Canadian INTERAC Banking System.

Financial Profile:

•	CAPITALIZATION: 500,000,000 COMMON SHARES WITH NO PAR VALUE
•	SHARES ISSUED: Common – 95,249,344
•	: Voting Preferred - 70,855,900
•	For further details, please refer to WSHE website
•	WSHE Symbol OTCQB
•	Transfer Agent: Holladay Stock Transfer Inc.
•	2939 North 67th Place
•	Scottsdale, Arizona 85251

DISCLAIMER
Forward-Looking Statements: This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the Company’s expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions.  All statements, other than statements of historical fact, included herein, are forward looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made, and WSHE does not undertake an obligation to update forward-looking statements should conditions or management's estimates or opinions change.  Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the underlying assumptions related to the events outlined in this news release proving to be inaccurate or unrealized, events impacting the likelihood and timing of the completion of the events outlined, such as regulatory approvals, and the Company’s ability to exploit the payment platform and other assets and execute on its strategy to develop and issue new and enhanced payment products and services and increase the Company’s revenues from such products and services.

For further information, please contact

E-Debit Global Corporation
Telephone: 1 (403) 473-8795
e-mail: info@edebitglobal.com

www.edebitglobal.com